EXHIBIT 4

                     SIGNATURE AUTHORITY

[INTEL CORPORATE ADDRESS]

[INTEL LOGO]


March 7, 1997





TO WHOM IT MAY CONCERN:

I  will be out of the office on sabbatical from Monday,  March
10  through  Tuesday, May 6, 1997.  In my  absence,  Peter  N.
Detkin, Director of Litigation, will have full signature authority.

Sincerely,

/s/F. Thomas Dunlap, Jr.
--------------------------
F. Thomas Dunlap, Jr.
Vice President, General Counsel & Secretary